MENDMENT NO. 2 TO CANCELLATION AGREEMENT
BETWEEN QPORTER, INC. AND ZMG—ZURICH MANAGEMENT GROUP

AGREEMENT dated as of July 22, 2009, by and between Qporter, Inc., a wholly owned subsidiary of Qnective, Inc., a Nevada corporation with its principal place of business at Thurgauerstrasse 54, CH-8050 Zurich, Switzerland (collectively, "Qnective"), and ZMG—Zurich Management Group, a Swiss company, with its principal place of business at Thurgauerstrasse 54, CH-8050, Zurich, Switzerland ("ZMG").

WITNESSETH:

WHEREAS, Qnective, through its wholly owned subsidiary, Qporter, Inc., and ZMG entered into a consulting agreement dated as of December 20, 2007, as amended by amendment dated June 20, 2008 (collectively, the "Consulting Agreement") whereby ZMG agreed to provide certain services to Qnective in exchange for compensation which included the grant of stock options for shares of Qnective common stock; and

WHEREAS, Qnective and ZMG terminated the Consulting Agreement by Agreement dated March 30, 2009 (the "Cancellation Agreement"); and

WHEREAS, Qnective and ZMG amended the Cancellation Agreement by Amendment dated March 31, 2009; and

WHEREAS, Qnective and ZMG have agreed to amend further the Cancellation Agreement upon the terms and conditions set forth herein; and

WHEREAS Qnective and ZMG have agreed to provide for the issuance of Stock Rights in lieu of Options as more fully set forth in this Amendment; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed in Qnective's Amended and Restated Equity Incentive Plan (the "Plan"); and ZMG shall be deemed a Key Person under the Plan.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein the parties agree as follows.

1.  Termination.

(a) The Consulting Agreement was terminated on March 30, 2009 (the "Termination Date") as amended on March 31, 2009,  pursuant to the terms of the Cancellation Agreement and the first amendment to the Cancellation Agreement, a copy of each of which is annexed hereto as Exhibit A and Exhibit B, respectively, and all obligations of ZMG and its president, Zoran Trifovic,  terminated on the Termination Date, including but not limited to Mr. Trifovic's membership on the board of directors of Qnective (Swiss) AG (formerly Qporter (Swiss) AG), and all obligations of Qnective terminated on such date, other than the obligation to grant Options in accordance with the first amendment to the Cancellation Agreement.

2.  Termination Payment.  Upon termination of the Consulting Agreement Qnective paid to ZMG a lump-sum settlement payment in the amount of Three Thousand Eight Hundred and fifty and 00/100 (CHF3,850.00) Swiss Francs receipt of which is hereby acknowledged by ZMG.

3.  Stock Options.

(a)  Qnective and ZMG have agreed to exchange the 350,000 Options granted to ZMG to Stock Rights for 350,000 Shares effective July 22, 2009.

(b)  In accordance with the terms of the Plan the Board of Directors of Qnective has determined that the Fair Market Value Price of the Shares to be issued pursuant to the Stock Rights shall be $.14 per Share, a price per Share in excess of the closing price on the OTC Bulletin Board on the date of grant of the Stock Rights resulting in additional compensation to ZMG of $49,000 for services rendered to Qnective.

(c) The foregoing grant of Stock Rights and issuance of Shares is subject to, and contingent upon, ZMG's execution and delivery to Qnective of all necessary and required documentation, including but not limited to the form of Subscription Agreement annexed hereto as Exhibit C.

4. Return of Documentation.

(a) ZMG on its behalf and on behalf of its President, Zoran Trifovic, hereby represents and warrants to Qnective that all documents relating to Qnective that it might have had in its possession have been returned to Qnective.

5. Release.  ZMG, its officers, directors, shareholders, and employees hereby release and discharge Qnective, and its parents, subsidiaries, affiliates, successors, and assigns and each of their respective officers, directors, shareholders, agents, attorneys, employees, and representatives from any and all actions, causes of action, claims, costs, liabilities, damages, expenses, attorneys' fees, or demands of any kind or nature, contingent or fixed, liquidated or unliquidated, matured or unmatured, and whether at law or in equity any of them may have had, now may have, or may hereafter have against Qnective.

6. Confidentiality.   ZMG on its behalf, and on behalf of its President, Zoran Trifovic, and all other of its employees or agents, agrees not to use, divulge, sell, or deliver to or for any other person, firm, or corporation any Confidential Information (as hereinafter defined) regarding Qnective which it acquired, learned, developed, or created by reason of its relationship with Qnective, except as specifically authorized or as required by law and except for information that is or becomes public other than through ZMG's breach of this paragraph.  "Confidential Information" herein means information about Qnective and its employees and consultants, including their education, experience, skills, abilities, compensation, and benefits, that is not disclosed by Qnective in the ordinary course of business and that was learned by ZMG in the course of its relationship with Qnective, and also includes without limitation data, business plans, methods of operation, formulae, information, and client and customer lists and all papers, resumes, and records (including computer records) or documents containing such Confidential Information.  ZMG acknowledges that such Confidential Information is specialized, unique in nature, and of great value to Qnective and that such information gives Qnective a competitive advantage.

7.  Governing Law; Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the laws of Switzerland without application of principles of conflicts of laws.  Any dispute relating in any manner to this Agreement shall be resolved before the courts of the Canton of Zurich, Switzerland.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

QPORTER, INC.

By:	/s/ Oswald Ortiz
Oswald Ortiz
Chief Executive Officer

ZMG—ZURICH MANAGEMENT GROUP

By:	/s/ Zoran Trifovic
Zoran Trifovic
President

SOLELY FOR PURPOSES OF SECTION 3:
QNECTIVE,INC.

By:	/s/ Oswald Ortiz
Oswald Ortiz
Chief Executive Officer

EXHIBIT A

Cancellation Agreement

This document is a translation of the German original. In the event of conflict or inconsistency between the terms of the German version of this Agreement and this translation, the German version shall prevail.

Cancellation Agreement
between

The shareholders of Qnective AG, represented by Oswald Ortiz, Thurgauerstrasse 54, 8050 Zurich,
(QNV)

and

Zurich Management Group, represented by Zoran Trifkovic, Thurgauerstrasse 54, 8050 Zurich,
(ZMG)

1. Termination of Agreements

The Consultancy Agreement dated December 20, 2007, relating to “Business Development Support” and the associated Supplementary Agreement dated June 20, 2008, are hereby terminated with effect from March 31, 2009. The mandate of Mr. Zoran Trifkovic on the Board of Directors of Qnective AG shall end on the same date; the shareholders of QNV hereby relieve him of his duties in this capacity.

2. Settlement

The parties hereby agree to a lump-sum settlement payment of CHF 3,850 to satisfy all claims of ZMG and Mr. Zoran Trifkovic. Neither party shall have any additional claims following payment of this settlement.

3. Place of jurisdiction and applicable law

The place of jurisdiction for any disputes arising out of this Agreement shall be Zurich. This Agreement is governed by Swiss law.

Zurich and Schlieren, March 30, 2009

The shareholders of Qnective AG	Zurich Management Group

/s/ Oswald Ortiz	/s/ Zoran Trifkovic
Oswald Ortiz	Zoran Trifkovic

EXHIBIT B

Amendment No. 1 to Cancellation Agreement

Zurich, March 31, 2009

Zurich Management Group
Mr. Zoran Trifkovic
Thurgauerstrasse 54
8050 Zurich

Appendix to the cancellation agreement between Qnective AG, Zurich, and Zurich Management Group dated March 30, 2009

Dear Mr. Trifkovic,

As per our conversation yesterday, we can contractually stipulate the following in the form of an appendix to the aforementioned cancellation agreement:

-	It is now agreed that, regardless of any condition originally set, all 350,000 options are owed on March 31, 2009, and will be issued when the option plan is instated.

Thank you again for the services you have provided.

Sincerely,

For Qnective AG	For Zurich Management Group

/s/ Oswald Ortiz	/s/ Zoran Trifkovic
Oswald Ortiz	Zoran Trifkovic

EXHIBIT C

Subscription Agreement

2